UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01     Entry into a Material Definitive Agreement.

As previously reported, on April 10, 2015, Hampshire Group, Limited (the “Company”) and its subsidiaries, Hampshire International, LLC (“International” and collectively with the Company, the “Sellers”) and Rio Garment, S.A. (“Rio”) entered into a Stock Purchase Agreement with David Gren and Minor Valle (collectively, the “Buyers”) pursuant to which the Buyers will purchase all of the stock of Rio. On May 14, 2015, the parties entered into Amendment No. 1 to the Stock Purchase Agreement to amend certain terms of the Stock Purchase Agreement, including the following:

●

The $6.0 million purchase price will be payable as follows: the $5.0 million of purchase price that was payable at closing will now be payable by a nonrefundable payment of $500,000 and the nonrefundable assignment of newly generated accounts receivable of Rio in installments totaling $4.5 million through October 2015, subject to earlier payment in cash if the Buyers obtain a financing, or series of related financings, of $3.5 million or more; the balance of $1.0 million will be paid on the first anniversary of closing, less potential adjustments for indemnification claims;

●	Closing will at such time as Buyers have paid the $5.0 as provided above; and

●	Certain employees of the Company engaged in the business of Rio resigned to continue their efforts on behalf of Rio, including David Gren.

Rio is a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children, which are sold to retailers and distributors, primarily in the United States.

Mr. Gren is the current president of Rio and an executive officer of the Company and Mr. Valle is the controller of Rio. Mr. Gren is the holder of approximately 11.8% of the Company’s stock.

The Company anticipates the transaction will close before the end of October 2015. The sale is subject to the satisfaction of customary closing conditions. The foregoing description of the Amendment is qualified in its entirety by reference to the complete text of such Amendment, which is filed as Exhibit 2.1 to this report and incorporated into this report by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (b) In connection with the amendment of the Rio Stock Purchase Agreement described above, on May 14, 2015, the Company, International and David Gren entered into a Mutual Release Agreement. Pursuant to that agreement:

●	Mr. Gren resigned as an officer and employee of the Hampshire companies effective as of May 8, 2015;

●	The parties agreed to a termination of Mr. Gren’s employment agreement and the release of the Company and International of their obligations under the employment agreement;

●	The Company agreed to pay Mr. Gren a severance payment of $5,000 as well as salary and vacation and sick pay through the effective date; and

●	The parties entered into mutual releases.

In connection with the Mutual Release Agreement, the Company and Pure Fresh Coast LLC, a company affiliated with Mr. Gren, entered into Consulting Agreement to provide certain advices with respect to Rio through the later of August 15, 2015 or the closing or termination of the Stock Purchase Agreement. The Company will pay a consulting fee of $70,000 in three monthly installments beginning on June 15, 2015.

The foregoing descriptions of the Mutual Release Agreement and Consulting Agreement are qualified in their entirety by reference to the complete texts of such agreements, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this report and incorporated into this report by reference.

Item 7.01     Regulation FD Disclosure.

On May 18, 2015, the Company issued press release concerning the amendment to the Rio Stock Purchase Agreement. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

2.1

Amendment No. 1 to Stock Purchase Agreement dated as of May 14, 2015 among Hampshire Group, Limited, Hampshire International, LLC, Rio Garment, S.A., David Gren and Minor Valle. Omitted schedules and exhibits will be supplied to the SEC upon request.

10.1	Mutual Release Agreement dated as of May 14, 2015 among Hampshire Group, Limited, Hampshire International, LLC and David Gren.

10.2	Consulting Agreement dated as of May 14, 2015 between Hampshire Group, Limited and Pure Fresh Coast LLC.

99.1	Press release of Hampshire Group, Limited dated May 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Paul M. Buxbaum
Name: Paul M. Buxbaum
Title: President and Chief Executive Officer

Dated: May 18, 2015

Exhibit Index

Exhibit No.	Description

2.1

Amendment No. 1 to Stock Purchase Agreement dated as of May 14, 2015 among Hampshire Group, Limited, Hampshire International, LLC, Rio Garment, S.A., David Gren and Minor Valle. Omitted schedules and exhibits will be supplied to the SEC upon request.

10.1	Mutual Release Agreement dated as of May 14, 2015 among Hampshire Group, Limited, Hampshire International, LLC and David Gren.

10.2	Consulting Agreement dated as of May 14, 2015 between Hampshire Group, Limited and Pure Fresh Coast LLC.

99.1	Press release of Hampshire Group, Limited dated May 18, 2015.